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
THE BRINSON FUNDS
10f-3 Transactions Summary:  Fourth Quarter 1998


Fund                     Trade Date      Issuer

BMF Global                10/21/98   Dupont/Conoco

BMF Global Equity         10/21/98   Dupont/Conoco

BMF U.S. Equity           10/21/98   Dupont/Conoco

BMF U.S Large Cap Equit   10/21/98   Dupont/Conoco
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